                                                                       Exhibit 6

                                                      TDS STOCKHOLDER AGREEMENT
                                                                 EXECUTION COPY

                             STOCKHOLDER AGREEMENT

            This Stockholder Agreement (this "Agreement") dated as of July 23, 2000 among the stockholder listed on the signature page hereto ("Stockholder") and Deutsche Telekom, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany ("DT").

            WHEREAS, simultaneously with the execution of this Agreement, VoiceStream Wireless Corporation, a Delaware corporation ("VoiceStream"), and DT are entering into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, providing, among other things, for the merger of a subsidiary of DT with and into VoiceStream.

            WHEREAS, DT has agreed to enter into the Merger Agreement only if Stockholder enters into this Agreement with DT;

            WHEREAS, in the Merger Agreement DT has agreed, subject to the conditions set forth therein, to acquire all of the shares of VoiceStream Common Stock (as defined below);

            NOW THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

            1.    Certain Definitions.

            (a) For the purposes of this Agreement, all capitalized terms used but not otherwise defined herein, shall have the respective meanings given to such terms in the Merger Agreement.

            (b) For the purposes of this Agreement, the words "beneficially owned" or "beneficial ownership" shall include, with respect to any securities, the beneficial ownership by Stockholder and by any direct or indirect Subsidiary of Stockholder.

            (c) For purposes of this Agreement, the following terms should have the following meanings:

      "DT Derivative Securities" means any security convertible into or exchangeable for DT Securities or the value of which is derived from the value of DT Securities.

      "DT Securities" means DT Ordinary Shares and DT American Depositary Shares, each representing the right to receive one DT Ordinary Share.

      "Transfer" means, with respect to any security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or constructive sale or other disposition of such security or the record or beneficial ownership thereof, the offer to make such a sale, transfer, constructive sale or other disposition, and each agreement, arrangement or understanding whether or not in writing, to effect any of the foregoing. The term "constructive sale" means a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any transaction that has substantially the same effect as any of the foregoing; provided, however, that the term "constructive sale" shall not include transactions involving the purchase and sale of securities tracking a broad based stock index excluding the DAX index other than a monetization transaction permitted by the Side Letter Agreement.

            2. Representations; Warranties and Covenants of Stockholder. Stockholder hereby represents and warrants to DT as follows:

            (a) Title. As of the date hereof, Stockholder is the sole record or beneficial owner of the number of shares of VoiceStream Common Stock set forth on Exhibit A attached hereto ("Existing Shares" and, together with record or beneficial ownership of any shares of VoiceStream Common Stock or other voting capital stock of VoiceStream acquired after the date hereof, whether upon the exercise of warrants or options, conversion of VoiceStream Preferred Stock or any convertible securities or otherwise, "Shares"), and/or the number of warrants, options or other rights to acquire or receive such VoiceStream Common Stock or VoiceStream Preferred Stock, as the case may be, set forth opposite on Exhibit A attached hereto ("Existing Rights" and, together with record or beneficial ownership of any warrants, options or other rights to acquire or receive such shares of VoiceStream Common Stock or other voting capital stock of VoiceStream acquired after the date hereof, "Rights"). Stockholder is the lawful owner of the Existing Shares and Existing Rights, free and clear of all liens, claims, charges, security interests or other encumbrances, except as disclosed on Exhibit A. As of the date hereof, the Existing Shares constitute all of the capital stock of VoiceStream owned of record or beneficially by Stockholder (excluding the Existing Rights) and Stockholder does not own of record or beneficially, or have the right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any shares of VoiceStream Common Stock or VoiceStream Preferred Stock or any other securities convertible into or exchangeable or exercisable for shares of VoiceStream Common Stock, except pursuant to the Existing Rights.

            (b) Right to Vote. Stockholder has, with respect to all of Stockholder's Existing Shares, and will have at the VoiceStream Stockholders' Meeting, with respect to all of Stockholder's Shares acquired prior to the record date for the VoiceStream Shareholders' Meeting, sole voting power, sole power of disposition or sole power to issue instructions with respect to the matters set forth in Section 4 hereof and to fulfill its obligations under such Section and shall not take any action or grant any person any proxy (revocable or irrevocable) or power-of-attorney with respect to any Shares or Rights inconsistent with his or its obligations as provided by Section 4 hereof. Stockholder hereby revokes any and all proxies with respect to Stockholder's Existing Shares to the extent they are inconsistent with the Stockholders' obligations under this Agreement.

            (c) Authority. Stockholder has full legal power, authority, legal capacity and right to execute and deliver, and to perform its obligations under, this Agreement. No other proceedings or actions on the part of Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium and

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


other similar laws now or hereafter in effect relating to or affecting creditors rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

            (d) Conflicting Instruments. Neither the execution and delivery of this Agreement nor the performance by Stockholder of its agreements and obligations hereunder will result in any breach or violation of, or be in conflict with or constitute a default under, any term of any agreement, judgment, injunction, order, decree, federal law or regulation to which Stockholder is a party or by which Stockholder (or any of its assets) is bound.

            (e) DT's Reliance. Stockholder understands and acknowledges that DT is entering into the Merger Agreement in reliance upon Stockholder's execution, delivery and performance of this Agreement.

            3.    Restriction on Transfer; Other Restrictions.

            Except as set forth in the Side Letter Agreement between TDS and DT dated the date hereof (the "Side Letter Agreement"):

            (a) Stockholder agrees not to Transfer or agree to Transfer any Shares or Rights owned of record or beneficially by Stockholder, except as otherwise permitted by this Section 3 or pursuant to the Merger Agreement, Transfers to any Affiliate of the Stockholder who agrees in writing to be bound by the terms of this Agreement or Transfers which occur by operation of law if the transferee remains, or agrees to remain, bound by the terms of this Agreement, other than, in each case, with DT's prior written consent.

            (b) From the date hereof until the later of January 1, 2001 and the date of the VoiceStream Stockholders' Meeting, Stockholder agrees not to Transfer any Shares or Rights owned of record or beneficially by Stockholder; provided, however, that this Section 3(b) shall cease to be of any force or effect immediately upon termination of the Merger Agreement.

            (c) From the later of January 1, 2001 and the date of the VoiceStream Stockholders' Meeting, until the earlier of the Effective Time or the termination of the Merger Agreement, Stockholder may Transfer only up to 17.5% of Stockholder's Total Number of Shares; provided, however, that if the Effective Time shall not have occurred by July 31, 2001, the percentage specified in this Section 3(c) shall on August 1, 2001 be increased by 3.75% and, if the Effective Time shall not have occurred by August 31, 2001, such percentage shall on September 1, 2001 be increased by an additional 3.75% for an aggregate amount from and after September 1, 2001 of 25%.

            (d) From the Effective Time through and including the three month anniversary of the Effective Time, Stockholder agrees not to Transfer any DT Securities or DT Derivative Securities.

            (e) From the day following the three month anniversary of the Effective Time, through and including the six month anniversary of the Effective Time, Stockholder may Transfer only up to 40% of Stockholder's Total Number of Shares, inclusive of any Transfer of any DT Derivative Securities.

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

            (f) For the avoidance of doubt, the portions of a Stockholder's Total Number of Shares permitted to be Transferred pursuant to Section 3(c) and
Section 3(e) are (i) separate and not cumulative such that if Stockholder does not fully utilize the permission to Transfer up to 17.5% of Stockholder's Total Number of Shares pursuant to Section 3(c), Stockholder shall not be permitted to Transfer more than 40% of Stockholder's Total Number of Shares pursuant to
Section 3(e) and (ii) exclusive of any Transfers permitted by this Agreement which occur at any time after the date hereof and prior to the end of the periods specified in such Sections.

            (g) For purposes of Section 3(c), the Stockholder's "Total Number of Shares" is equal to the sum (such sum, the "Initial Number of Shares") of
(i) the number of shares of Voicestream Common Stock owned of record or beneficially by the Stockholder as of the later of January 1, 2001 and the date of the Voicestream Stockholders' Meeting, including any shares of Voicestream Common Stock obtainable by the Stockholder upon conversion of any shares of Voicestream Preferred Stock owned by the Stockholder and (ii) the number of shares of Voicestream Common Stock owned of record or beneficially by the Stockholder as a result of the exercise or conversion, as applicable, of any options, warrants or convertible securities (other than Voicestream Preferred Stock) to acquire shares of Voicestream Common Stock, during the period from the later of January 1, 2001 and the date of the Voicestream Stockholders' Meeting, until the earlier of the Effective Time and the termination of the Merger Agreement. For purposes of Section 3(e), Stockholder's Total Number of Shares is equal to the sum of (i) the number of DT Securities which the Stockholder would have been entitled to receive as Merger Consideration in the Merger in respect of the Initial Number of Shares (determined as if all of the Stockholders who have entered into Stockholder Agreements with DT in connection with the Merger had made a Mixed Election) and (ii) the number of DT Securities owned of record or beneficially by the Stockholder as a result of the exercise or conversion, as applicable, of any options, warrants or convertible securities to acquire DT Securities (other than any such options, warrants or convertible securities included in the calculation of the Initial Number of Shares), during the relevant periods specified in such subsection (e).

            (h) The foregoing limitations set forth in Sections 3(c) and (e) shall not apply to any Transfers pursuant to a tender offer, self tender offer, exchange offer or other transaction offered generally to holders of DT Securities and approved or not opposed by DT's Supervisory Board, and securities subject to a Transfer made pursuant to this Section 3(h) and Section 3(l) shall be deemed continued to be owned by the Stockholder for purposes of the calculations made under Sections 3(c) and (e).

            (i) Stockholder agrees, prior to the Effective Time, not to effect, directly or indirectly, or through any arrangement with a third party pursuant to which such third party may effect, directly or indirectly, any short sales of any VoiceStream Common Stock, DT Securities or DT Derivative Securities except in accordance with the limitations of Section 3(c) or in connection with a monetization pursuant to the Side Letter Agreement.

            (j) Stockholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that Stockholder may have.

            (k) If DT's existing majority shareholders elect to effect a secondary offering of their DT Securities during the period from the Effective Time through the first anniversary of the Effective Time pursuant to a registration statement filed pursuant to the Securities Act, DT shall

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

use its reasonable best efforts to obtain the agreement of such existing majority shareholders to include in such offering the maximum amount of DT Securities acquired pursuant to the Merger by the Stockholder and all other stockholders who have entered into Stockholders Agreements with DT in connection with the Merger (the Stockholder, and such other stockholders, collectively, the "Stockholders") which such existing majority shareholders determine may be included in such secondary offering without adversely affecting such secondary offering of the securities being sold by such existing majority shareholders, on such terms and conditions as such existing majority shareholders deem appropriate.

            (l) DT has not entered into, and from and after the date hereof will not enter into, an agreement of the kind described in Section 3(k) above pursuant to which DT or its current majority shareholders would be requested to grant registration rights to any third parties in connection with a secondary offering of DT Securities by such existing majority shareholders, unless such third parties will not have the right to have any shares included in such registered offering unless all of the shares requested to be included in such registered offering by any Stockholders are so included.

            (m) If DT acquires any company after the date hereof for consideration valued at more than $15 billion and, at the time the agreement in respect of such acquisition by DT is entered into, (i) such company has a single stockholder who owns 10% or more or a group of stockholders owning in the aggregate 20% or more of the outstanding voting securities of such company and (ii) in each case such stockholders are (or at any time within the prior two years were) directors of or have the right to designate one or more directors to the Board of Directors of such company or are officers of such company or such company has any 5% or greater stockholders (other than institutional investors) as to whom DT could reasonably enter into an agreement in support of such acquisition and DT obtains or could reasonably be expected to obtain the agreement of any such stockholder or group of stockholders of such company, as the case may be, to vote for and support the acquisition or to limit its powers of disposition in connection with the acquisition, the transfer restrictions specified in Sections 3(a) through (e) shall be revised to reflect the more favorable treatment of the stockholders of such company or the absence of restrictions, as the case may be, including the grant or sufferance to exist of registration rights.

            4. Agreement to Vote. Stockholder hereby irrevocably and unconditionally agrees to vote or to cause to be voted or provide a consent with respect to, all Shares that it owns of record or beneficially as of the record date for the VoiceStream Stockholders' Meeting at the VoiceStream Stockholders' Meeting and at any other annual or special meeting of stockholders of VoiceStream or action by written consent where such matters arise (a) in favor of the Merger and the Merger Agreement and approval of the terms thereof and (b) against, and Stockholder will not consent to, approval of any Alternative Transaction or the liquidation or winding up of VoiceStream. The obligations of each Stockholder specified in this Section 4 shall apply whether or not the Board of Directors of VoiceStream makes a Subsequent Determination.

            5. Delivery of Proxy. In furtherance of the agreements contained in Section 4 hereof, Stockholder hereby agrees (a) to complete and send the proxy card received by Stockholder with the VoiceStream Proxy Statement, so that such proxy card is received by VoiceStream, as prescribed by the VoiceStream Proxy Statement, not later than the fifth Business Day preceding the day of the VoiceStream Stockholders Meeting, (b) to vote, by

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

completing such proxy card but not otherwise, all the Shares he or it owns of record or beneficially as of the record date for the VoiceStream Stockholder' Meeting (i) in favor of the Merger and the Merger Agreement and (ii) if the opportunity to do so is presented to Stockholder on the proxy card, against any Alternative Transaction and (c) not to revoke any such proxy.

            6. No Solicitation. From and after the date hereof, the Stockholder shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or instruct any of its officers, directors, members or employees to, and shall use its reasonable best efforts to cause any investment banker, financial advisor, attorney, accountants or other representatives retained by it or any of its Subsidiaries not to, directly or indirectly through another person, on its behalf, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any Alternative Transaction, or (ii) participate in any substantive discussions or negotiations regarding any Alternative Transaction, provided that nothing herein shall affect the ability of Stockholder in its capacity as an officer, director, employee of, or advisor or investment banker to, VoiceStream to take any action which is permissible under the Merger Agreement.

            7. Termination of VoiceStream Voting Agreement and other Agreements with Stockholders. The VoiceStream Voting Agreement, the Parent Stockholder Agreement dated as of September 17, 1999 by and between Stockholder and certain stockholders of Aerial Communications Inc. and VoiceStream, the Stockholders Agreement by and among WWC, Hutchinson Telecommunications PCS
(USA) Limited and VoiceStream, the Investor Agreement, dated as of June 23, 1999 by and among Hutchinson Telecommunications PCS (USA) Limited and VoiceStream, the Stockholders Agreement dated September 17, 1999 by and among Stockholder and VoiceStream, the Registration Rights Agreement by and among VoiceStream and Stockholder dated May 4, 2000, the Investor Agreement by and among Stockholder and VoiceStream, dated as of May 4, 2000, the Investor Agreement by and among Sonera Ltd. and VoiceStream dated as of September 17, 1999, the Registration Rights Agreement between VoiceStream and Sonera Ltd. dated as of September 17, 1999, the Registration Rights Agreement by and among VoiceStream and certain stockholders of VoiceStream, dated May 3, 1999, and the Amended and Restated Registration Rights Agreement by and among Omnipoint Corporation and the other parties named therein, dated June 29, 1995, shall, in consideration of the undertakings by DT under this Agreement and the Merger Agreement, be terminated and be of no further force or effect effective at the Effective Time. Except as set forth in the Side Letter Agreement, Stockholder agrees that (a) until the earlier of (x) the later of January 1, 2001 and the date of the VoiceStream Stockholders' Meeting, and (y) the termination of the Merger Agreement, Stockholder shall not exercise any registration rights and
(b) from the date hereof until the earlier of the termination of the Merger Agreement or the Effective Time, Stockholder shall not be entitled to the benefit of any preemption rights that Stockholder may have under the agreements listed in the immediately preceding sentence as a result of the investment contemplated by the DT Financing Agreements. None of the agreements so listed shall be amended or modified in a manner inconsistent with the terms of this Agreement without DT's prior written approval.

            8. Additional Shares and Additional Rights. If, after the date hereof, Stockholder acquires record or beneficial ownership of any additional shares of capital stock of VoiceStream (any such shares, "Additional Shares"), including, without limitation, upon exercise of any option, warrant or right to acquire shares of capital stock of VoiceStream, through the

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conversion of the VoiceStream Preferred Stock or through any stock dividend or stock split, or record or beneficial ownership of any additional options, warrants or rights to acquire shares of capital stock of VoiceStream (any such options, warrants, or rights, "Additional Rights"), the provisions of this Agreement applicable to the Shares and the Rights shall be applicable to such Additional Shares and Additional Rights from and after the date of acquisition thereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares and Additional Rights without action by any Person immediately upon the acquisition by any Stockholder of record or beneficial ownership of such Additional Shares or Additional Rights.

            9.    Miscellaneous.

            (a) Entire Agreement. This Agreement together with the Side Letter Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof.

            (b) Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

            (c) Invalid Provisions. If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.

            (d) Execution in Counterparts. This Agreement may be executed in counterparts transmitted and delivered by facsimile each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

            (e) Specific Performance. Stockholder agrees with DT as to itself that if for any reason Stockholder fails to perform any of its agreements or obligations under this Agreement, irreparable harm or injury to DT would be caused as to which money damages would not be an adequate remedy. Accordingly, Stockholder agrees that, in seeking to enforce this Agreement against Stockholder, DT shall be entitled, in addition to any other remedy available at law, equity or otherwise, to specific performance and injunctive and other equitable relief. The provisions of this Section 10(e) are without prejudice to any other rights or remedies, whether at law or in equity, that DT may have against Stockholder for any failure to perform any of its agreements or obligations under this Agreement.

            (f)   Amendments; Termination.

            (i) This Agreement, including this Section 10(f), may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

            (ii) The provisions of this Agreement (other than Sections 3, 4 and 5) shall terminate upon the earliest to occur of (A) the consummation of the Merger, (B) the date that is two (2) years after the date hereof, and (C) the termination of the Merger Agreement. The provisions of
      Section 3 of this Agreement shall terminate when the


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

      applicable time period set forth therein lapses. The provisions of Sections 4 and 5 of this Agreement shall terminate upon the earlier of the consummation of the Merger and termination of the Merger Agreement.

            (g)   Governing Law; Submission and Jurisdiction.

            (i) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

            (ii) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined only in the United States District Court for the State of Delaware or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the courts of the State of Delaware. Each of the parties hereto hereby irrevocable submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 10(g)(ii) or that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (B) to the fullest extent permitted by the applicable law, that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper and (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10(i) shall be deemed effective service of process on such party.

            (h) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors (including, in the case of Stockholder or any other individual, any executors, administrators, estates, legal representatives and heirs of Stockholder or such individual) and permitted assigns; provided that, except as otherwise provided in this Agreement, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement.

            (i) Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or sent by overnight courier or sent by telecopy, to the Parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

            (i) if to Stockholder, at Stockholder's address appearing below at any other address that Stockholder may have provided in writing to DT,

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
                        Telephone and Data Systems, Inc.
                        30 North LaSalle, Suite 4000
                        Chicago, Illinois 60602
                        Attention:  LeRoy T. Carlson, Jr., President
                        Facsimile:  312-630-9299

                  with a copy to:

                        Sidley & Austin
                        Bank One Plaza
                        10 South Dearborn
                        Chicago, Illinois  60603
                        Attention:  Michael G. Hron
                        Facsimile:  312-853-7036

            (ii)  if to DT:

                        Deutsche Telekom AG
                        140 Friedrich-Ebert-Allee
                        53113 Bonn
                        Germany

                        Attention: Kevin Copp
                        Facsimile: +49-228-181-44177

                  with a copy to:

                        Cleary, Gottlieb, Steen & Hamilton
                        One Liberty Plaza
                        New York, New York  10006

                        Attention:  Robert P. Davis
                        Facsimile:  (212) 225-3999

            (j) Waiver of Immunity. DT agrees that, to the extent that it or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise based upon its status as an agency or instrumentality of government from any legal action, suit or proceeding or from setoff or counterclaim relating to this Agreement from the jurisdiction of any competent court, from service of process, from attachment prior to judgment, from attachment in aid of execution of a judgment, from execution pursuant to a judgment or arbitral award, or from any other legal process in any jurisdiction, it, for itself and its property expressly, irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity with respect to such matters arising with respect to this Agreement or the subject matter hereof (including any obligation for the payment of money). DT agrees that the waiver in this provision is irrevocable and is not subject to withdrawal in any jurisdiction or under any statute, including the Foreign Sovereign Immunities Act, 28 U.S.C. Section 1602 et seq. The foregoing waiver shall constitute a present waiver of immunity at any time any action is initiated against DT with respect to this Agreement.

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


            IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of this 23rd day of July, 2000.

                                      DEUTSCHE TELEKOM AG


                                      By:  /s/ Kevin Copp
                                          ----------------------------------
                                         Name: Kevin Copp
                                               -----------------------------
                                         Title:  Head of International Legal
                                                 ---------------------------
                                         Affairs
                                         -----------------------------------


                                      TELEPHONE AND DATA SYSTEMS, INC.


                                      By:  /s/ Sandra L. Helton
                                          ----------------------------------
                                         Name: Sandra L. Helton
                                               -----------------------------
                                         Title: Executive Vice President -
                                                ----------------------------
                                         Finance and Chief Financial Officer
                                         -----------------------------------

                                                                      EXHIBIT A

Stockholder Name and Address  Number of Existing Shares   Number and Description of Existing Rights
----------------------------  -------------------------   -----------------------------------------
Telephone and Data                  35,570,493
Systems, Inc.
30 North LaSalle, Suite 4000
Chicago, IL 60602
Attention: LeRoy T.
Carlson, Jr., President
Facsimile: 312-630-9299

                                                                       Exhibit 6

                             SIDE LETTER AGREEMENT

            This Side Letter Agreement is entered into as of July 23, 2000 between Telephone and Data Systems, Inc. ("TDS") and Deutsche Telekom AG ("DT").

            WHEREAS, TDS and DT have entered into a Stockholder Agreement dated the date hereof ("Stockholder Agreement"), with the agreements reflected herein taking precedence over those in the Stockholder Agreement to the extent inconsistent;

            WHEREAS, TDS and DT desire to enter into this Side Letter Agreement relating to certain other agreements between TDS and DT;

            WHEREAS, capitalized terms used herein have the meanings set forth in the Stockholder Agreement unless otherwise defined herein;

            NOW THEREFORE, in consideration of the premises and the mutual covenants herein, the parties agree as follows:

            Notwithstanding anything to the contrary in the Stockholder Agreement or the Merger Agreement:

      1. If the Board of TDS determines that it may be an "investment company" under Section 3(a)(1)(C) of the Investment Company Act of 1940, as amended (the "1940 Act") and that it does not have available to it any exemption (other than the exemption for transient investment companies under Rule 3a-2) under the 1940 Act, then, unless it reasonably determines (based on the advice of counsel) and certifies to DT that it cannot in good faith apply for an exemption under Section 3(b)(2) of the 1940 Act, it will, as soon as practicable, apply for and use its commercially reasonable efforts to obtain an exemption from the SEC under Section 3(b)(2).

      2.    If TDS is not successful in obtaining an exemptive order under
Section 3(b)(2) within six months of filing an application therefor - or has determined that it cannot in good faith apply for exemption under Section 3(b)(2) - then notwithstanding the provisions of the "lock-up" contained in the Stockholder Agreement, it will be permitted to sell, transfer, assign or otherwise monetize or dispose of (a "Disposition") from time to time an aggregate number of shares in VoiceStream (and after the Effective Time DT ADRs or shares it receives in the Merger) in addition to the number of shares it is otherwise permitted to Dispose of under the terms of the Stockholder Agreement ("Excess Shares") which is determined by the Board of TDS to be appropriate to come into and maintain compliance with the 1940 Act while providing a reasonable margin of safety, and to avoid characterization as an investment company, provided each of the following conditions is met:

      a. No Disposition of Excess Shares will take place before TDS provides written notice to DT specifying the respective dates on which TDS believes the exclusion period available to TDS under Rule 3a-2 commenced and is expected to terminate in accordance with the provisions of such Rule (and TDS will use its best efforts to provide such written notice to DT within 15 days after TDS makes an election to rely on the transient investment company exclusion provided in Rule 3a-2).

      b. No Disposition of Excess Shares will take place before the date six months prior to the date on which the exemption available to TDS under Rule 3a-2 is expected to terminate (including any extensions thereof from and after the date granted).

      c. No Disposition of Excess Shares will take place before the VoiceStream Shareholder Approval is obtained unless the acquiror of such shares takes them subject to TDS's voting obligations contained in the Stockholder Agreement (or the Disposition is otherwise structured so TDS retains voting rights), provided that TDS may Dispose of Excess Shares without regard to the foregoing restriction if the VoiceStream Shareholder Approval has not occurred as of the date four and one-half months prior to the date on which the exemption available to TDS under Rule 3a-2 is expected to terminate (including any extensions thereof from and after the date granted); provided, however, in the event TDS obtains an extension of the one-year exclusion period of at least one and one-half months, then the four and one-half month period referred to in this paragraph c shall be six months.

      d. Prior to any Disposition of Excess Shares, TDS receives an opinion of outside counsel (which may rely upon certificates of officers of TDS as to factual matters), which may express a reasoned opinion, to the effect that but for the exemption available under Rule 3a-2 TDS would be an investment company (and no other exemption is available).

      e. Prior to any Disposition of Excess Shares, the determination of the Board of TDS required by this paragraph 2 shall be set forth in an appropriate resolution or resolutions of the Board.

      f. TDS will dispose of such minimum number of shares as determined by the Board of TDS pursuant to this paragraph 2.

      g. TDS will afford DT the opportunity to consult with it on the timing and manner of sale of the Excess Shares and to identify potential purchasers of the Excess Shares which TDS will make commercially reasonable efforts to sell to on market terms.

      h. If prior to the Effective Time of the Merger, TDS has Disposed of in excess of 17.5% of its shares (provided, however, that if the Effective Time shall not have occurred by July 31, 2001 such 17.5% shall be increased by 3.75% on August 1, 2001 and if the Effective Time shall not have occurred by August 31, 2001 such percentage shall be increased by an additional 3.75% on September 1, 2001), the availability of the 40% exception to the "lock-up" contained in the Stockholder Agreement shall be reduced by the number of Excess Shares Disposed of prior to the Effective Time (without impacting TDS' right to Dispose of Excess Shares in accordance with this paragraph 2).

      3. In the event that prior to the Effective Date TDS is permitted to dispose of any shares under the foregoing provisions or under the 17.5% exception (as adjusted) to the lock-up contained in the Stockholder Agreement, DT shall use commercially reasonable efforts to provide such information as may reasonably be necessary to permit VoiceStream to fulfill its obligations under the Registration Rights Agreement dated May 4, 2000 between TDS and VoiceStream ("VoiceStream Registration Rights Agreement").

      4. For a period of two years following the Merger, DT shall timely file with the SEC each Form 20-F and Form 6-K required to be filed by it under the Exchange Act and the rules and regulations thereunder in order to satisfy the current public information requirements of Rule 144 so that TDS will be permitted to Dispose of DT Depository Shares under Rule 145(d).

      5. The parties acknowledge that the Effective Time cannot take place prior to November 5, 2000, and DT agrees that the Effective Time shall not take place prior to November 5, 2000.

      6. Subject to paragraph c below, DT and its counsel shall use best efforts to work with TDS and its counsel to establish procedures within 30 days after the date hereof in order to arrange for the delivery of the Merger Consideration payable to TDS on the Closing Date or as promptly thereafter as reasonably possible, as follows:

      a. If reasonably possible considering German law, TDS and DT shall establish procedures pursuant to which DT shall cause the Escrow Agent to deliver any cash payable to TDS under Section 1.05 of the Merger Agreement in immediately available funds on the Closing Date pursuant to wire transfer instructions delivered by TDS to DT at least three Business Days prior to the Closing Date or, if this is not possible, TDS and DT shall establish procedures pursuant to which such cash to be delivered to TDS would be delivered as promptly as possible thereafter. If TDS identifies a means pursuant to which the cash may be delivered on the Closing Date or at any earlier time thereafter than that proposed by DT, DT shall use such means unless such means are not reasonably possible.

      b. If reasonably possible considering German law, TDS and DT shall establish procedures pursuant to which DT shall cause the Escrow Agent to deliver DT ADRs representing DT Depositary Shares (or, if elected by TDS, certificates representing DT Ordinary Shares), at such location as may be reasonably requested by TDS on the Closing Date or, if this is not possible, TDS and DT shall establish procedures pursuant to which such DT ADRs or certificates will be delivered to TDS as promptly as possible thereafter. Such DT ADRs or certificates shall be delivered in a commercially reasonable manner considering the magnitude of the value of the DT Depositary Shares represented by such DT ADRs (or DT Ordinary Shares represented by such certificates), which may include at TDS's expense armored car delivery and depository arrangements, as reasonably requested by TDS. If TDS identifies a means pursuant to which the DT ADRs or certificates may be delivered on the Closing Date or at any earlier time thereafter than that proposed by DT, DT shall use such means unless such means are not reasonably possible.

      c. In connection with the foregoing, DT and TDS shall establish procedures pursuant to which TDS shall deliver to the Escrow Agent
            (i) its Election prior to the Election Deadline (as such terms are defined in the Merger Agreement), and (ii) certificates representing TDS's shares of VoiceStream Common Stock together with a Letter of Transmittal (as defined in the Merger Agreement) on the Closing Date.

      7. DT has delivered to TDS prior to the execution of this Side Letter Agreement copies of the final versions of Stockholder Agreements and other agreements (if any) entered into between DT and any stockholder of VoiceStream in connection with the Merger Agreement.

      8. In the event that TDS Transfers its shares in VoiceStream Common Stock to an Affiliate of TDS (as permitted by Section 3(a) of the Stockholder Agreement), such Affiliate will agree in writing to be bound by the terms of this Side Letter Agreement as well as the terms of the Stockholder Agreement and, in such event, TDS and DT agree that the terms of this Side Letter Agreement will apply to TDS and such Affiliate.

            IN WITNESS WHEREOF, the parties hereto have executed this Side Letter Agreement as of this 23 day of July, 2000.

                               DEUTSCHE TELEKOM AG


                               By:   /s/ Kevin Copp
                                   -------------------------------------------
                                   Name:  Kevin Copp
                                         -------------------------------------
                                   Title:  Head of International Legal Affairs
                                          ------------------------------------


                               TELEPHONE AND DATA SYSTEMS, INC.


                               By:   /s/ Sandra L. Helton
                                   -------------------------------------------
                                   Name:  Sandra L. Helton
                                         -------------------------------------
                                   Title:  Executive Vice President - Finance
                                          ------------------------------------
                                           and Chief Financial Officer


                     Signature Page to Side Letter Agreement
              relating to Deutsche Telekom-VoiceStream Transaction